EXHIBIT 99.1

FOR:	Consolidated Graphics, Inc.

CONTACT:	G. Christopher Colville
Executive Vice President/
Chief Financial Officer
Consolidated Graphics, Inc.
(713) 787-0977

Christine Mohrmann/Lindsay Hatton
FD Morgan Walke
(212) 850-5600

FOR IMMEDIATE RELEASE

CONSOLIDATED GRAPHICS REPORTS FIRST QUARTER RESULTS

-  Reports Diluted EPS of $.26  -

-  Expects Diluted EPS of $.28 for 2004 September Quarter  -

HOUSTON, TEXAS - July 23, 2003 - Consolidated Graphics, Inc. (NYSE:CGX) today announced results for its first quarter ended June 30, 2003.

Revenues for the June quarter were $165.8 million, compared to $166.1 million in the March quarter and $176.1 million a year ago.  Net income for the June quarter was $3.6 million, or $.26 per diluted share, compared to a net loss of $29.1 million, or $2.13 per diluted share, in the March quarter and a net loss of $69.3 million, or $5.11 per diluted share, a year ago.  Included in the March quarter results is a pre-tax goodwill impairment charge of $38.0 million pursuant to the Company’s annual impairment test under SFAS 142 as of March 31, 2003.  Included in the prior year’s June quarter results is an after-tax charge of $74.4 million, or $5.48 per diluted share, for the cumulative effect of accounting change upon the adoption of SFAS No. 142.

“During the June quarter, we were able to achieve a number of our goals for the quarter despite a very difficult and uncertain market environment,” commented Joe R. Davis, Chairman and Chief Executive Officer.  “First, we exceeded our earnings expectations by 18% and improved operating margins to 4.7%, primarily as a result of our continued commitment to managing costs.  Second, we generated operating cash flow of $20.2 million, further strengthening our balance sheet. And third, we expanded our presence in the Cleveland area by acquiring a leader in that market and merging it into one of our Company’s existing operations.  As a result of this transaction, our customers in this region will now have access to an unparalleled array of products and services.”

CONSOLIDATED GRAPHICS REPORTS FIRST QUARTER RESULTS

Mr. Davis continued, “We are disappointed by our industry’s slow recovery and we recognize the impact this has had on our results and our ability to provide solid guidance. Nevertheless, we continue to have a great deal of confidence in our Company’s proven business model and financial strength.  We must necessarily take a cautious view of the upcoming quarter and therefore expect sequentially flat operating margins with diluted earnings per share of approximately $.28.”

Consolidated Graphics, Inc. is the largest sheet-fed and half-web commercial printing company in the United States.  Through its network of printing companies in 25 states, the Company produces high-quality customized printed materials for a broad customer base that includes many of the most recognized companies in the country.  Consolidated Graphics also offers an extensive and growing range of digital and Internet-based services and solutions marketed through CGXmedia.  Consolidated Graphics is focused on adding value to its operating companies by providing financial and operational strengths, management support and technological advantages associated with a national organization.  For more information, visit the Company’s Web site at www.consolidatedgraphics.com.

This press release contains forward-looking statements, which involve known and unknown risks, uncertainties or other factors that could cause actual results to materially differ from the results, performance or other expectations implied by these forward-looking statements.  Consolidated Graphics’ expectations regarding future sales and profitability assume, among other things, stability in the economy and reasonable growth in the demand for its products, the continued availability of raw materials at affordable prices, retention of its key management and operating personnel, as well as other factors detailed in Consolidated Graphics’ filings with the Securities and Exchange Commission.  The forward-looking statements, assumptions and factors stated or referred to in this press release are based on information available to Consolidated Graphics today.  Consolidated Graphics expressly disclaims any duty to provide updates to these forward-looking statements, assumptions and other factors after the day of this release to reflect the occurrence of events or circumstances or changes in expectations.

(Table to Follow)

CONSOLIDATED GRAPHICS, INC.

Consolidated Income Statement

(In thousands, except per share amounts)

	Three Months Ended June 30,
	2003	2002

Sales	$165,829	$176,104
Cost of sales	126,768	132,654
Gross profit	39,061	43,450
Selling expense	18,160	19,452
General and administrative expense	13,183	12,989
Operating income	7,718	11,009
Interest expense, net	1,968	2,858
Income before taxes and accounting change	5,750	8,151
Income Taxes	2,185	3,097
Income before accounting change	3,565	5,054
Cumulative effect of accounting change	—	74,376
Net income (loss)	$3,565	$(69,322)

Earnings per share - before accounting change
Basic	$.27	$.38
Diluted	$.26	$.37

Earnings per share - after accounting change
Basic	$.27	$(5.25)
Diluted	$.26	$(5.11)

Weighted average shares outstanding
Basic	13,350	13,209
Diluted	13,617	13,563

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